Exhibit 10.1

July 28, 2025
Vanna Krantz
Via Email
Re: Transition Agreement
Dear Vanna:
This letter sets forth the substance of the transition agreement (the “Agreement”) which Grindr Inc. (the “Company”) is offering to you to aid in your employment transition.
1.Transition Period and Resignation Date. You have tendered and the Company has accepted your resignation effective as described herein. If you return this executed Agreement to the Company by July 28, 2025 at 11:59 PM EST, your last day of work with the Company and the effective date of your resignation from employment will be March 31, 2026 (the “Anticipated Resignation Date”), provided you remain in full compliance with all terms and conditions of this Agreement and all Company policies. During the period between the date of this Agreement and the earlier of (a) the date the Company appoints a new principal financial officer (“CFO”) (the “New CFO Start Date”), and (b) the Anticipated Resignation Date (the “Transition Period”), your salary and benefits eligibility will remain the same and your job title will remain CFO. During the Transition Period prior to the New CFO Start Date, you will perform such transition duties as may be requested by the Company’s Chief Executive Officer (“CEO”), including but not limited to serving as the Company’s principal financial officer and signing relevant SEC filings as part of the Company’s standard financial and corporate reporting and filing practices; participating in the Company’s August 2025 earnings call (and the November 2025 and the first quarter of 2026 earnings calls if applicable); and transitioning your work, responsibilities, institutional knowledge, and any present, prior, or subsequent relationships to others as requested by the CEO (the “Transition Duties”). In addition, during the Transition Period, you will attend one investor conference in September 2025. If the New CFO Start Date occurs prior to the Anticipated Resignation Date, you will still continue to be employed by the Company through the Anticipated Resignation Date and your salary and benefits eligibility will remain the same, but you will no longer hold the CFO title and will only be required to assist with the orderly transition of your duties as may be requested by the new CFO. For avoidance of doubt, such duties are not expected to exceed four (4) hours per week. You will not be required to report to the office during the Transition Period unless specifically requested to do so. The date your employment ends for any reason is your “Resignation Date.” As part of this Agreement, the Company agrees that it will not terminate your employment before March 31, 2026, unless you engage in conduct after the date hereof constituting Cause (as defined in your Employment Agreement signed on August 26, 2022 (the “Employment Agreement”)).
2.Accrued Salary. On the next regular payroll date following the Resignation Date, the Company will pay you all accrued salary earned through the Resignation Date, subject to standard payroll deductions and withholdings. You will receive this payment regardless of whether or not you sign this Agreement. You acknowledge that the Company maintains a non-accrual vacation or paid time off (PTO) policy and you therefore have no accrued and unused vacation or PTO to be paid out upon separation from employment.
3.Severance Benefits. As part of this Agreement, and provided you: (1) have not resigned from employment before the end of Transition Period (unless the Company and you mutually agree for your resignation to be effective earlier than the Anticipated Resignation Date), have not been terminated by the Company for Cause, and fully comply with your obligation to perform the Transition Duties as set forth above; (2) execute the Updated Release of Claims attached to this Agreement as Exhibit A and made a part of this Agreement (the “Updated Release”) on or within three (3) days of the Resignation Date (but no earlier than the Resignation Date) and allow it to become fully effective; and (3) fully comply with each of your other obligations under this Agreement (collectively, the “Severance Preconditions”), then the Company will provide you with the following “Severance Benefits”:
(a)Severance. The Company will pay you severance in the form of continuation of your base salary in effect on the Resignation Date for twelve (12) months (the “Severance”). The Severance will be paid, subject to applicable deductions and withholdings, in roughly equal installments on the Company’s regular payroll dates over a twelve (12)-month period, beginning with the first such date to occur at least eight days after the Updated Release Effective Date (as defined in Exhibit A), provided you have timely executed the Updated Release by such date and not revoked it.

(b)Bonus Severance. As an additional Severance Benefit, the Company will pay you a pro-rated portion of your Annual Bonus for the fiscal year in which your Resignation Date occurs, based on your target amount for such year (determined by multiplying such target amount which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during such fiscal year that you are employed by the Company and the denominator of which is 365) (the “Bonus Severance Payment”). The Bonus Severance Payment will be payable in a lump sum, subject to applicable deductions and withholdings, on the date the first Severance payment is paid to you under Section 3(a) above. For clarity, in addition to any Bonus Severance Payment, you will remain eligible to receive your non-pro-rated Annual Bonus for fiscal year 2025 based on actual results for fiscal year 2025, and the applicable individual performance multiplier used to calculate such 2025 bonus will be 1.0x.
(c)Equity Acceleration. As an additional Severance Benefit, as of the Resignation Date, you will receive accelerated vesting of a portion of your Equity Awards (as defined below), consisting of a total of 82,667 restricted stock units with respect to shares of the Company’s common stock, representing (i) 50% of the shares subject to the Equity Award tranche that would otherwise have vested on September 26, 2026, had you remained in Continuous Service (as defined below) through such date, and (ii) 50% of the shares subject to the Equity Award tranche that would otherwise have vested on December 1, 2026, had you remained in Continuous Service through such date (collectively, the “Accelerated Equity”).
(d)COBRA. If you are eligible for and timely elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”), the Company will pay the cost of COBRA premiums for you and your eligible dependents (“COBRA Premiums”), if any, until the earlier of: (A) twelve (12) months following the Resignation Date; (B) the expiration of your eligibility for the continuation coverage under COBRA; or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the Resignation Date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then provided you remain eligible for COBRA premiums in accordance with this Section 3(d), in lieu of paying the COBRA premiums directly, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA Payment Period. You may, but are not obligated to, use such payment to cover medical expenses. If you become eligible for coverage under another employer’s group health plan through self-employment or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this Section 3(d) will cease.
4.Benefit Plans. If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on the last day of the month in which your Resignation Date occurs. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense, with the potential for certain payments to be made by the Company as described in Section 3(d) above. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.
Deductions for the 401(k) plan (if any) will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.
5.Equity Awards.
(a)You were issued certain equity awards by the Company (the “Equity Awards”) pursuant to the terms of the Company’s applicable equity grant award and plan documents (the “Equity Documents”). Vesting of the Equity Awards shall continue during the Transition Period and shall cease on the date your “Continuous Service” (as defined in the applicable Equity Documents) ends. Other than the Accelerated Equity (to the extent applicable), any Equity Awards (or portion(s) thereof) that remain outstanding and unvested as of the date of termination of your Continuous Service will immediately be cancelled and forfeited. Your rights and obligations with respect to the Equity Awards will at all times be subject to the terms of the applicable Equity Documents.

(b)In 2025, the Compensation Committee of the Board of Directors of the Company (the “Committee”) approved a framework that gave you the opportunity to receive a fully-vested restricted stock unit (“RSU”) award based on, and to the extent of, the Company’s achievement of certain financial performance objectives in fiscal year 2025 (the “2025 KPI RSU Award”). Company performance against the relevant metrics will be assessed and certified by the Committee in early 2026, and provided that are still employed by the Company through the date of the Committee’s approval thereof (the “Grant Date”), you will receive a 2025 KPI RSU Award in accordance with the framework established by the Committee subject to the Committee’s certification of the extent to which (if at all) the applicable performance objectives have been satisfied.
6.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Resignation Date. You also acknowledge that the Severance Benefits set forth in this Agreement fully satisfy any severance obligations the Company may have under your Employment Agreement.
7.Expense Reimbursements. You agree that, within ten (10) days of the Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
8.Return of Company Property. Within three (3) days following the Resignation Date, or earlier upon the Company’s reasonable request, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Notwithstanding the foregoing, as part of this Agreement, the Company will permit you to retain after the Resignation Date the Company-issued laptop computer provided to you during your employment, as well as certain personnel documents (including your tax and payroll records), so long as you reasonably cooperate with the Company, upon the Company’s request, to confirm all files stored on the computer are intact and all Company confidential information and trade secrets have been deleted.
9.Proprietary Information and Post-Resignation Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Confidentiality, Proprietary Rights, and Arbitration Agreement (the “Confidentiality Agreement”) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities. A copy of your Confidentiality Agreement is attached hereto as Exhibit B. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
10.Mutual Non-Disparagement. Both you and the Company agree not to disparage the other party or the other party’s attorneys, directors, managers, partners, employees, agents and affiliates (of whom each party is aware) in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that each party may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligation contained in this Section 10 is limited to individuals with knowledge of this provision and the Company agrees to instruct its current officers and directors of its obligation under this Section 10. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. You acknowledge and agree that you do not possess any claim or allegation, either asserted or otherwise, involving harassment or discrimination, that may be subject to or covered under N.Y. C.P.L.R. §5003-B and the N.Y. General Obligations Law § 5-336.

11.Cooperation. You agree, both during and after the period in which you are receiving payments under this Agreement, to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands asserted against it (and, as applicable, its current or former employees, officers, directors or representatives) or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs. You further agree that you will cooperate with the Company after the Resignation Date in matters relating to the transition of your work and responsibilities on behalf of the Company.
12.Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:
•has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
•has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans with Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the New York State Human Rights Law; the New York Executive Law; the New York Civil Practice Law and Rules; the New York Judiciary Law; the New York Corrections Law; the New York Labor Law; the New York Civil Rights Law; the New York City Administrative Code; the New York City Human Rights Law; the New York Hours of Labor Law; the New York Wage Payment Law; the New York Minimum Wage Act; the New York Whistleblower Law; the New York Off-duty Conduct Lawful Activities Discrimination Law; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;
•has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).
Notwithstanding the foregoing, other than events expressly contemplated by this Agreement, you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed or any indemnification rights you may have pursuant to the Articles and Bylaws of the Company; any valid, fully executed indemnification agreement with the Company; applicable law; applicable directors and officers liability insurance; or any applicable employment practices liability insurance. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement has prevented, currently prevents, or shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to relief based on any claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.
13.Acknowledgments and Affirmations.
(a)You acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim; (iii) you have been given sufficient time to consider this Agreement and consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement waiving and releasing any Claims you may have as of the date you execute it. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you are not aware of any practice, policy or action by the Company or any of its officers, directors, employees, executives or service providers that materially violates any Company policy or violates any law, regulation or government order applicable to the Company. You agree that you will not voluntarily (except in response to legal compulsion or as permitted in Section 12 above) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.
(b)The Company acknowledges and agrees that, as of the date of this Agreement, it has no knowledge, based on any investigations or inquiries by the Company Parties, of any actions, events or conduct on your part which establish a claim or cause of action by the Company against you or a termination of your employment for Cause.
14.No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
15.Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, the parties acknowledge that it may be impossible to assess the damages caused by either party’s violation of the terms of Section 10 of this Agreement or your violation of Section 8 or 9 of this Agreement, and further agree that any threatened or actual violation or breach of those Sections of this

Agreement, as applicable, will constitute immediate and irreparable injury to the other party. The parties therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available upon one party’s breach of this Agreement, the non-breaching party shall be entitled to an injunction to prevent the breaching party from violating or breaching this Agreement. The parties also agree that the non-prevailing party, in whole or part, in any legal or equitable action under this Agreement against the other party, shall pay all of the costs, including reasonable attorneys’ fees, incurred by the prevailing party in enforcing the terms of this Agreement.
16.Section 409A. The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid taxation under Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. Your right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related taxation under Section 409A, such payments will not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of taxation under Section 409A. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules will apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years will not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement will be made on or before the last day of your taxable year following the taxable year in which the expense was incurred and (iii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit
17.Miscellaneous. This Agreement, including Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York.
If this Agreement is acceptable to you, please sign below and return the original to me on or before July 28, 2025 at 11:59 PM EST. The Company’s severance offer contained herein will automatically expire if you do not sign and return the fully signed Agreement within this timeframe.
I wish you good luck in your future endeavors.
[signatures to follow on next page]

Sincerely,

Grindr Inc.

By:	/s/ George Arison
Name:	George Arison
Title:	Chief Executive Officer

Agreed to and Accepted:

By:	/s/ Vanna Krantz
Name:	Vanna Krantz

Date:	July 28, 2025
Exhibit A - Updated Release of Claims
Exhibit B - Confidentiality Agreement

EXHIBIT A
Updated Release of Claims
(To be signed and returned to the Company on or within three (3) days after the Resignation Date and in no event before the Resignation Date)
Grindr Inc. (the “Company”) and Vanna Krantz (the “Employee”) entered into a Transition Agreement dated July 28, 2025 (“Agreement”). Capitalized terms used but not defined herein shall carry the meaning set forth in the Agreement. The parties to the Agreement hereby further agree as follows:
1. A blank copy of this Updated Release of Claims (“Updated Release”) was attached to the Agreement as Exhibit A.
2. In consideration of the provision to the Employee of the Severance Benefits described in Section 3 of the Agreement for which she becomes eligible only if she signs this Updated Release on or within three (3) days following the Resignation Date, the Employee hereby extends the release of claims in Section 12 of the Agreement to any claims that arose through the date she signs this Updated Release and extends the representations she has made in Section 13 of the Agreement through the date she signs this Updated Release.
3. Employee also hereby extends the release of claims in Section 12 of the Agreement to any and all Claims under the federal Age Discrimination in Employment Act, as amended (“ADEA”). Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA and that the consideration given for this Updated Release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that: (1) this Updated Release does not apply to any rights or claims that arise after the date Employee signs this Updated Release; (2) Employee should consult with an attorney prior to signing this Updated Release; (3) Employee has been given at least twenty-one (21) calendar days to consider this Updated Release and may not sign prior to the Resignation Date; (4) Employee has seven (7) calendar days following the date Employee signs this Updated Release to revoke it; and (5) this Updated Release will not be effective until the date upon which the revocation period has expired unexercised (the “Updated Release Effective Date”), which will be the eighth (8th) calendar day after Employee signs it.
4. The parties agree that this Updated Release is a part of the Agreement.

[signatures to follow on next page]

Understood, Accepted and Agreed:

Grindr Inc.

By:
Name:	George Arison
Title:	Chief Executive Officer

Date:

By:
Name:	Vanna Krantz

Date:

EXHIBIT B
Employee Confidentiality, Proprietary Rights, and Arbitration Agreement